Exhibit 99.1

Buckeye - 2003 Fourth Quarter



News Release                    Buckeye Partners, L.P.
NYSE: BPL                       P. O. Box 368
                                Emmaus, PA 18049
                                (800) 422-2825


Contact:  Stephen R. Milbourne                              04-01
     Manager, Investor Relations
     smilbourne@buckeye.com
     (800) 422-2825


                 BUCKEYE PARTNERS, L.P. REPORTS
             2003 FOURTH QUARTER AND YEAR END RESULTS
               AND INCREASES QUARTERLY DISTRIBUTION

     Emmaus, PA January 28, 2004 . . . Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P. (NYSE: BPL) (the "Partnership"), today reported financial results for the fourth quarter of 2003 as well as the full year 2003. The Partnership reported net income for 2003 of $30.2 million, or $1.05 per unit, after a $45.5 million special charge incurred in the third quarter related to the prepayment of indebtedness. Before the special charge, full year 2003 net income was $75.7 million, or $2.64 per unit, compared with net income of $71.9 million, or $2.65 per unit, in 2002. Net income per unit results reflect the issuance of 1,750,000 additional LP units in a public offering in the first quarter of 2003. Revenue in 2003 was $272.9 million compared with revenue of $247.3 million in 2002. Operating income in 2003 was $109.3 million compared with operating income of $102.4 million in 2002.

     Net income in the fourth quarter of 2003 increased to $21.8 million from net income of $20.9 million in the fourth quarter of 2002. Revenue in the fourth quarter of 2003 increased approximately 6.5 percent to $70.1 million from revenue of $65.8 million reported in the fourth quarter of 2002. Operating income also increased by approximately 6 percent in the fourth quarter of 2003 to $30.1 million from $28.4 million in the fourth quarter of 2002.

     Pipeline volume for the fourth quarter of 2003 was 1,175,576 barrels per day, a 3.4 percent increase from the fourth quarter of 2002. Gasoline volumes increased by 4.4 percent and distillate volumes increased by 10.5 percent, while jet fuel volumes fell by
3.3 percent compared to fourth quarter 2002 results. Costs and expenses for the fourth quarter 2003 were $21.8 million compared to $20.9 million for the fourth quarter of 2002. During the fourth quarter 2003, expense increases were primarily related to increases in payroll and payroll benefits, power costs, property taxes, casualty loss, and depreciation expenses.

     The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of
$0.650 per unit payable February 27, 2004, to unitholders of record on February 4, 2004. This cash distribution represents a quarterly increase in the distribution of $0.0125 per unit to an indicated annual cash distribution level of $2.60. This is the 68th consecutive quarterly cash distribution paid by the Partnership.

     William H. Shea Jr., President and Chief Executive Officer of the general partner, said, "We are extremely pleased with the financial performance of the Partnership in the fourth quarter and full year 2003. Strong gains in revenue and operating income were driven by increases in pipeline volumes across the Partnership's pipeline system as well as contributions from our terminals and Gulf Coast operations. As a result of this strong performance, we are pleased to increase the distributions to limited partners from $2.55 per unit to $2.60 per unit on an annualized basis."

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with approximately 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

     Buckeye will host the 2003 fourth quarter conference call on Thursday, January 29, at 10:00 a.m. Eastern Time. Interested parties may listen via the Internet, on either a live or replay basis at
http://www.firstcallevents.com/service/ajwz396744161gf12.html.   A
replay will also be available from January 29, 2004 to February 6, 2004 by dialing (800) 642-1687 Code: 4969696


                             * * * * *
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and (12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements


Buckeye - 2003 Fourth Quarter


                             BUCKEYE PARTNERS, L.P.
                          CONDENSED STATEMENT OF INCOME
                     (In Millions, Except Per Unit Amounts)


                                           Three Months       Twelve Months
                                              Ended               Ended
                                           December 31         December 31
                                           ------------        ------------
                                         2003      2002       2003      2002
                                         ----      ----       ----      ----

Revenue                                $  70.1   $  65.8    $ 272.9   $ 247.3
                                       -------   -------    -------   -------

Costs and Expenses
 Operating expenses                       30.6      28.6      126.1     110.6
 Depreciation and amortization             5.7       5.3       22.6      20.7
 General and administrative                3.7       3.5       14.9      13.6
                                       -------   -------    -------   -------
  Total costs and expenses                40.0      37.4      163.6     144.9
                                       -------   -------    -------   -------

Operating Income                          30.1      28.4      109.3     102.4
                                      --------   -------    -------   -------

Other income (expenses)
 Investment income                         1.2       0.3        3.7       1.9
 Interest and debt expense                (5.6)     (4.8)     (22.8)    (20.5)
 Premium paid on retirement of
  long-term debt                             -         -      (45.5)        -
 Minority interest and other              (3.9)     (3.0)     (14.5)    (11.9)
                                       -------   -------    -------   -------
  Total other income (expenses)           (8.3)     (7.5)     (79.1)    (30.5)
                                       -------   -------    -------   -------

Net Income                             $  21.8   $  20.9    $  30.2   $  71.9
                                       =======   =======    =======   =======

Net Income per unit                    $  0.75      0.77    $  1.05   $  2.65
                                       =======   =======    =======   =======

Average Number of units                   29.0      27.2       28.7      27.2

Pipeline Operating Data

Volume (thousand barrels / day)        1,175.6   1,136.7    1,136.5   1,101.5

Barrel-miles (billions)                   13.7      13.1       52.6      51.6

Average tariff rate (cents / barrel)      55.5      53.3       55.0      53.3